Contacts:	Investors:
Anna Marie Dunlap SVP Investor & Corporate Communications Corinthian Colleges, Inc. 714-424-2678

Media:
Robert Jaffe Pondel Wilkinson, Inc. 310-279-5969

CORINTHIAN COLLEGES APPOINTS
NEW EXECUTIVE VICE PRESIDENT ADMISSIONS

SANTA ANA, California, October 30, 2006 — Corinthian Colleges, Inc. (NASDAQ: COCO) has appointed Richard Lee Cochran, Jr. as executive vice president, admissions. In this capacity Cochran will be responsible for admissions throughout the company and report to Peter Waller, Corinthian’s President and Chief Operating Officer.

Cochran, 44, has more than 20 years of experience in large-scale sales operations in the post-secondary education, educational publishing, and information technology industries, including Career Education Corporation, Thomson Learning, and Electronic Data Systems. As corporate vice president at Career Education, Cochran led an organization of 1,500 admissions representatives and 200 managers in the United States, France, Dubai and London. He implemented programs that significantly increased admissions representative retention and productivity. Among other initiatives, he designed, built and implemented an online performance monitoring system that tracked progress by admissions representative, school and division. Earlier, as senior vice president at Thomson Learning, a division of Thomson Corporation, Cochran led the development and build out of a new business services unit that provided integrated web-based educational and information solutions to corporations across several industries. He was with Electronic Data Systems from 1989 to 1997, where he served in a variety of senior level sales positions.

“Rick is joining Corinthian at a key point in the company’s efforts to revitalize enrollment growth and improve the overall student experience,” Waller said. “His experience in leading large sales organizations and improving accountability and performance through online automation will be instrumental to our success as we move forward. We welcome Rick to the executive team and look forward to his strategic insights and business development acumen.”

Cochran earned a bachelor of science degree in business management and organization from the University of Miami.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America, operating 95 schools in 26 states in the U.S. and 32 schools in seven provinces in Canada. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of fields, including healthcare, transportation technology, criminal justice, business, information technology and trades.

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